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                                                                    Exhibit 4.06

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                 BOOTS & COOTS INTERNATIONAL WELL CONTROL, INC.



                        _______________________________

                            NOTE PURCHASE AGREEMENT
                        _______________________________



                          DATED AS OF JANUARY 2, 1998



                                   $5,000,000
                   10.0% SENIOR SECURED NOTES DUE MAY 2, 1998



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                 BOOTS & COOTS INTERNATIONAL WELL CONTROL, INC.

                        _______________________________

                            NOTE PURCHASE AGREEMENT
                        _______________________________

                                   $5,000,000
                   10.0% Senior Secured Notes Due May 2, 1998


Main Street Merchant Partners II, L.P.
1360 Post Oak Blvd., Suite 800
Houston, Texas  77056

Geneva Associates, L.L.C.
300 North Greene Street
Greensboro, North Carolina 27401

Ladies and Gentlemen:

     BOOTS & COOTS INTERNATIONAL WELL CONTROL, INC., a Delaware corporation (together with its successors and assigns, the "Company"), hereby agrees with you as follows:

1.   PURCHASE AND SALE OF NOTES

     1.1  Issuance of Notes.    The Company will authorize the issuance of Five
Million Dollars ($5,000,000) in aggregate principal amount of its ten percent (10.0%) Senior Secured Notes due May 2, 1998 (the "Notes"). The Notes shall be in the form of Exhibit 1.1 hereto, and shall have the terms as herein and therein provided, and the terms therein provided are incorporated hereby by reference as if set forth herein in full.

     1.2  The Closing.

          (a) Purchase and Sale of Notes. The Company hereby agrees to sell each of you and each of you hereby agree to purchase from the Company, in accordance with the provisions hereof, the aggregate principal amount of Notes set forth below your respective name on Annex 1 hereto at one hundred percent (100%) of the principal amount thereof.

          (b) The Closing. The Closing (the Closing") of the Company's sale of Notes

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will be held on January 2, 1998 (the "Closing Date") at 10:00 a.m., local time, at the office of Hutcheson & Grundy, L.L.P., your special counsel. At the Closing, the Company will deliver to you one or more Notes (as set forth below your name on Annex 1 hereto), in the denominations indicated on Annex 1 hereto, in the aggregate principal amount of your purchase, dated the Closing Date and payable to you or payable as indicated on Annex 1 hereto, against payment by federal funds wire transfer in immediately available funds of the purchase price thereof, as directed to you by the Company. The sales of the Notes to each of you are separate sales.

     1.3  Purchase for Investment; ERISA.

          (a) Purchase for Investment. You represent to the Company that you are purchasing the Notes listed on Annex 1 thereto below your name for your own account for investment and with no present intention of distributing the Notes or any part thereof, but without prejudice to your right at all times to: (i) sell or otherwise dispose of all or any part of the Notes under a registration statement filed under the Securities Act, or in a transaction exempt from the registration requirements of the Securities Act; and (ii) have control over the disposition of all of your assets to the fullest extent required by any applicable law.

          (b) ERISA. You represent that you are acquiring the Notes for your own account with your general assets and that no part of such assets constitutes assets of an "employee benefit plan" (as defined in ERISA) or a "plan" (as defined in the Code).

     1.4 Failure to Tender, Failure of Conditions. If at the Closing the Company fails to tender to you the Notes to be purchased by you, or if the conditions specified in Section 3 hereof to be fulfilled at the Closing have not been fulfilled, you may thereupon elect to be relieved of all further obligations hereunder. Nothing in this Section 1.4 shall operate to relieve the Company from any of its obligations hereunder or to waive any of your rights against the Company.

     1.5  Expenses.

          (a) Generally. Whether or not the Notes are sold, the Company will at the Closing, or if the Closing does not occur, promptly pay all fees, expenses and costs relating hereto, including, but not limited to:

               (i) your reasonable out-of-pocket travel costs associated with the transactions contemplated by this Agreement;

               (ii) the reasonable fees and disbursement of your special counsel incurred in connection herewith; and

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               (iii)  the reasonable fees, expenses and costs incurred in complying with each of the conditions to closing set forth in Section 3 hereto.

          (b) Counsel. Without limiting the generality of the foregoing, it is agreed and understood that the Company will pay, at the Closing, the statement for fees and disbursements of your special counsel presented at the Closing and the Company will also pay upon receipt of any statement thereof, each additional statement for fees and disbursements of your special counsel rendered after the Closing in connection with the issuance of the Notes or the matters referred to in Section 1.5(a) hereof.

          (c) Survival. The obligations of the Company under this Sections 1.5, 5.4, 9.4(d) and 9.6 hereof shall survive the payment of the Notes and the termination hereof.

2.   WARRANTIES AND REPRESENTATIONS

     To induce you to enter into this Agreement and to purchase the Notes listed on Annex 1 hereto below your name, the Company warrants and represents, as of the Closing Date, as follows:

     2.1  Corporate Organization. (a) The Company and each of its Subsidiaries
(i) is a duly incorporated and existing corporation (or other Person) in good standing under the laws of the jurisdiction of its organization, (ii) has all necessary corporate power (or comparable power, in the case of a Subsidiary that is not a corporation) to own the property and assets it uses in its business and otherwise to carry on its business, and (iii) is duly licensed or qualified and in good standing in each jurisdiction in which the nature of the business transacted by it or the nature of the property owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified could not reasonably be expected to have a Material Adverse Effect.

          (b) As of the date hereof, the Company has no Subsidiaries and owns no interest in any joint venture or other entity other than as listed in Schedule 2.1.

     2.2  Sale of Notes is Legal and Authorized; Obligations are Enforceable.

          (a) Sale of Notes is Legal and Authorized; Obligations are Enforceable. Each of the issuance, sale and delivery of the Notes by the Company, the execution and delivery hereof by the Company and compliance by the Company with all of the provisions hereof and of the Notes;

               (i) is within the corporate powers of the Company; and

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               (ii) is legal and does not conflict with, result in any breach of any of the provisions of, constitute a default under, or result in the creation of any Lien upon any Property of the Company or any Subsidiary under the provisions of any agreement, charter instrument, bylaw or other instrument to which it is a party or by which it or any of its properties may be bound except as set forth in Schedule 2.2.

          (b) Obligations are Enforceable. Each of this Agreement, the Notes, the Guaranties and the other Documents has been duly authorized by all necessary action on the part of the Company or the applicable Guarantor, has been executed and delivered by duly authorized officers of the Company or the applicable Guarantor and constitutes a legal, valid and binding obligation of the Company or the applicable Guarantor, enforceable in accordance with its terms, except that the enforceability thereof: (i) limited by applicable bankruptcy, reorganization, arrangement, insolvency, moratorium or other similar laws affecting the enforceability of creditors' rights generally; and (ii) subject to the availability of equitable remedies.

     2.3 Private Offering of Notes. Neither the Company nor any other Person has offered any of the Notes or any similar Security of the Company for sale to, or solicited offers to buy any thereof from, or otherwise approached or negotiated with respect thereto with, any prospective purchaser, other than the Purchasers.

     2.4  No Defaults; Transactions Prior to Closing Date.

          (a) No event has occurred and no condition exists that, upon the execution and delivery of this Agreement and the issuance of the Notes, would constitute a Default or an Event of Default.

          (b) The Company has not entered into any transaction since the date of the most recent balance sheet delivered to you that would have been prohibited by this Agreement had such Agreement been in effect since such date.

     2.5 No Violation. Neither the execution, delivery nor performance by the Company or any of the Guarantors of the Documents to which it is a party nor compliance by any of such Persons with the terms and provisions thereof, nor the consummation by it of the transactions contemplated herein or therein, will (i) contravene any applicable provision of any law, statute, rule or regulation, or any applicable order, writ, injunction or decree of any court or governmental instrumentality, (ii) conflict with or result in any breach of any term, covenant, condition or other provision of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien other than any Permitted Lien upon any of the property or assets of the Company or any of its Subsidiaries under the terms of any contractual obligation to which the Company or any of its Subsidiaries is a party or by which it or any of its properties or assets are bound or to which it may be subject except as are not

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reasonably expected to have a Material Adverse Effect, or (iii) violate or conflict with any provision of the Certificate or Articles of Incorporation or Bylaws of such Person.

     2.6 Litigation. There are no lawsuits (including, without limitation, derivative or injunctive actions), arbitration proceedings or governmental proceedings pending or, to the best knowledge of the Company, threatened, involving the Company or any of its Subsidiaries except for such lawsuits or other proceedings which are not reasonably expected to have a Material Adverse Effect.

     2.7 Use of Proceeds; Margin Regulations. The proceeds of the Notes shall only be used for the acquisition by IWC Services, Inc. of the common stock of ITS Supply Corporation pursuant to the terms of that certain Stock Purchase Agreement dated as of December 31, 1997, by and between IWC Services, Inc. and LaSalle Cattle Company, Ltd. and for the payment of certain financial advisory services as provided in the Note Purchase Agreements. Neither the Company nor any of its Subsidiaries are engaged in the business of extending credit for the purpose of purchasing or carrying margin stock. No proceeds of any Note will be used to purchase or carry any "margin stock" (as defined in Regulation U of the Board of Governors of the Federal Reserve System), to extend credit for the purpose of purchasing or carrying any "margin stock," or for a purpose which violates Regulations G, T, U or X of the Board of Governors of the Federal Reserve System.

     2.8 Investment Company Act. Neither the Company nor any of its Subsidiaries is an "investment company" or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended.

     2.9 Public Utility Holding Company Act. Neither the Company nor any of its Subsidiaries is a "holding company," or a "subsidiary company" of a "holding company," or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company," within the meaning of the Public Utility Holding Company Act of 1935, as amended.

     2.10 True and Complete Disclosure. All factual information heretofore or contemporaneously furnished by the Company or any of its Subsidiaries in writing to the holder of any Note in connection with any Document or any transaction contemplated therein is, and all other such factual information hereafter furnished by any such Persons in writing to the holder of any Note in connection herewith, any of the other Documents or the Notes will be, true and accurate in all material respects, taken as a whole, on the date of such information and not incomplete by omitting to state any material fact necessary to make the information therein not misleading at such time in light of the circumstances under which such information was provided.

     2.11 Financial Statements. The financial statements heretofore delivered to you for the Company's fiscal year ended June 30, 1997, and for the Company's fiscal quarter ended

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September 30, 1997, have been prepared in accordance with GAAP, applied on a basis consistent, except as otherwise noted therein, with the Company's financial statements for the previous fiscal year. Each of such annual and quarterly financial statements fairly presents on a consolidated basis the financial position of the Company as of the dates thereof, and the results of operations for the periods covered thereby, subject in the case of interim financial statements, to normal year-end adjustments and omission of certain footnotes as permitted by the SEC. As of the Effective Date, the Company and its Subsidiaries, considered as a whole, have no material contingent liabilities or material Indebtedness required under GAAP to be disclosed in a consolidated balance sheet of the Company that were not disclosed in the financial statements referred to in this Section 2.11 or in the notes thereto or disclosed in writing to you.

     2.12 No Material Adverse Change. There has occurred no event or effect since September 30, 1997, that has had, or to the best knowledge of the Company could reasonably be expected to have, a Material Adverse Effect.

     2.13 Labor Controversies. There are no labor strikes, lock-outs, slow downs, work stoppages or similar events pending or, to the best knowledge of the Company, threatened against the Company or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect.

     2.14 Taxes. The Company and its Subsidiaries have filed all federal tax returns and all other material tax returns required to be filed, or obtained extensions for such filings, and have paid all governmental taxes, rates, assessments, fees, charges and levies (collectively, "Taxes") currently due except such Taxes, if any, as are being contested in good faith and for which reserves have been provided in accordance with GAAP. No tax liens have been filed and no claims are being asserted for Taxes. The charges, accruals and reserves on the books of the Company and its Subsidiaries for Taxes and other governmental charges have been determined in accordance with GAAP.

     2.15 ERISA. With respect to each Plan, the Company and its Subsidiaries have fulfilled their obligations under the minimum funding standards of, and are in compliance in all material respects with, ERISA and with the Code to the extent applicable to it, and have not incurred any liability under Title IV of ERISA to the PBGC or a Plan other than a liability to the PBGC for premiums under Section 4007 of ERISA. Neither the Company nor any of its Subsidiaries has any contingent liability with respect to any post-retirement benefits under a welfare plan as defined in ERISA other than liability for continuation coverage described in Part 6 of Title I of ERISA.

     2.16 Consents. All consents and approvals of, and filings and registrations with, and all other actions of, all governmental agencies, authorities or instrumentalities required as a condition to the execution and delivery of this Agreement or the offer, issuance, sale or delivery of the Notes have been obtained or made and are in full force and effect.

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     2.17 Ownership of Property.  The Company and its Subsidiaries have good and marketable title to or a valid leasehold interest in all of their respective property except to the extent, in the aggregate, no Material Adverse Effect could reasonably be expected to result from the failure to have such title or interest, free and clear of any Liens except Permitted Liens. The Company and its Subsidiaries own or hold valid licenses to use all the material patents, trademarks, permits, service marks and trade names, free of any burdensome restrictions, that are necessary to the operation of the business of the Company and its Subsidiaries as presently conducted.

     2.18 Compliance with Statutes. The Company and its Subsidiaries are in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies and have all necessary permits, licenses and other necessary authorizations with respect to the conduct of their businesses and the ownership and operation of their properties except where the failure to so comply or hold such permits, licenses or other authorizations, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

     2.19 Environmental Matters.

          (a) The Company and its Subsidiaries are in compliance with all applicable Environmental Laws and the requirements of any permits issued under such Environmental Laws except as could not reasonably be expected to have a Material Adverse Effect. To the best knowledge of the Company, there are no pending, past or threatened Environmental Claims against the Company or any of its Subsidiaries or any property owned or operated by the Company or any of its Subsidiaries except as could not be expected to have a Material Adverse Effect. To the best knowledge of the Company, there are no conditions or occurrences on any property owned or operated by the Company or any of its Subsidiaries or on any property adjoining or in the vicinity of any such property that could reasonably be expected (i) to form the basis of an Environmental Claim against the Company or any of its Subsidiaries or any property owned or operated by the Company or any of its Subsidiaries, or (ii) to cause any property owned or operated by the Company or any of its Subsidiaries to be subject to any material restrictions on the ownership, occupancy, use or transferability of such property by the Company or any of its Subsidiaries under any applicable Environmental Law except for any such condition or occurrence described in clauses (i) or (ii) which could not reasonably be expected to have a Material Adverse Effect.

          (b) To the best knowledge of the Company (i) Hazardous Materials have not at any time been generated, used, treated or stored on, or transported to or from, any property owned or operated by the Company or any of its Subsidiaries in a manner that has violated or could reasonably be expected to violate any Environmental Law, except for such violation which could not reasonably be expected to have a Material Adverse Effect, and (ii) Hazardous Materials

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have not at any time been released on or from any property owned or operated by the Company or any of its Subsidiaries in a matter that has violated or could reasonably be expected to violate any Environmental Law, except for such violation which could not reasonably be expected to have a Material Adverse Effect.

     2.20 Other Agreements. No monetary default or material non-monetary default exists in connection with any instrument evidencing Indebtedness of the Company or any of the Subsidiaries except for any default, individually or in the aggregate which could not reasonably be expected to have a Material Adverse Effect. Neither the Company nor any Subsidiary is in violation in any respect of any term in any other agreement or other instrument to which it is a party or by which it or any of its properties may be bound except for such failures that, in the aggregate for all such failures, could not reasonably be expected to have a Material Adverse Effect.

     2.21 Restrictions on Company and Subsidiaries.  Neither the Company nor any
Subsidiary:

          (a) is a party to any contract or agreement, or subject to any charter or other corporate restriction that, in the aggregate for all such contracts, agreements, charters and corporate restrictions, could reasonably be expected to have a Material Adverse Effect;

          (b) is a party to any contract or agreement that restricts the right or ability of such corporation to incur Indebtedness other than this Agreement or that restricts the issuance and sale of the Notes or the performance of the Company hereunder or under the Notes; and

          (c) has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereinafter acquired, to be subject to a Lien not permitted by this Agreement.

     2.22 Senior Debt; Existing Indebtedness. The obligation of the Company to the Purchasers under the Notes is senior in right of repayment to all other Indebtedness except the IWC Note and is secured by all assets of the Company and its domestic subsidiaries and 65% of the stock of the foreign subsidiaries of IWC Services, Inc. Schedule 2.22 lists all Indebtedness of the type in clause
(a), (b) and (c) of the definition thereof of the Company and its Subsidiaries as of the Closing Date, and provides the following information with respect to each item of such Indebtedness: (i) the holder thereof and type thereof, (ii) the outstanding amount, (iii) the current portion, and (iv) the collateral securing such Indebtedness, if any.

3.   CLOSING CONDITIONS

     Your obligation to purchase and pay for the Notes to be delivered to you at the Closing

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is subject to the following conditions precedent (unless waived by you and the
Other Purchaser in writing prior to the Closing):

     3.1 Opinion of Counsel. You shall have received from Brown, Parker & Leahy, L.L.P. a closing opinion, dated as of the Closing Date, substantially in the form set forth in Exhibit 3.1 hereto and as to such other matters as you may reasonably request. This Section 3.1 shall constitute direction by the Company to such counsel to deliver such closing opinion to you.

     3.2 Warranties and Representations True. The warranties and representations contained in Section 2 hereof shall be true on the Closing Date with the same effect as though made on or and as of that date.

     3.3. Secretary's Certificates. You shall have received a duly executed Secretary's Certificate dated the Closing Date from the Company and each Guarantor in form and substance satisfactory to you.

     3.4 Guaranties. You shall have received the duly executed Guaranties of each of the Guarantors in substantially the form of Exhibit 3.4 hereto.

     3.5 Stock Pledge Agreement. You shall have received a duly executed Stock Pledge Agreement from each of the Company and IWC Services, Inc. in substantially the form of Exhibit 3.5 hereto, together with the undated stock certificates referenced therein and stock powers relating thereto.

     3.6 Security Agreements. You shall have received a duly executed Security Agreement in substantially the form of Exhibit 3.6 hereto from the Company and each of the Guarantors, together with duly executed UCC-1 Financing Statements relating thereto.

     3.7 Warrant. Main Street shall have received a duly issued and authorized Warrant for 1,200,000 shares and Geneva shall have received a duly issued and authorized Warrant for 800,000 shares of common stock of the Company in substantially the form of Exhibit 3.7 hereto.

     3.8 Registration Rights Agreement. Each of you shall have received a duly executed Registration Rights Agreement in substantially the form of Exhibit 3.8 hereto.

     3.9  Expenses.  All fees and disbursements required to be paid pursuant to
Section 1.5(b) hereof shall have been paid in full.

     3.10 Intercreditor Agreement. Each of you shall execute and deliver the Intercreditor Agreement.

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     3.11 Financial Advisory Services.  Main Street shall have received a fee of
$300,000 and Geneva shall have received a fee of $200,000 in partial consideration for financial advisory services to be provided by you to the Company over the thirty-six (36) month period from the Closing Date.

     3.12 Compliance with this Agreement. Each of the Company and the Subsidiaries shall have performed and complied with all agreements and conditions contained herein that are required to be performed or complied with by the Company and the Subsidiaries on or prior to the Closing Date, and such performance and compliance shall remain in effect on the Closing Date.

     3.13 Proceedings Satisfactory. All proceedings taken in connection with the issuance and sale of the Notes and all documents and papers relating thereto shall be satisfactory to you and your special counsel. You and your special counsel shall have received copies of such documents and papers as you or they may reasonably request in connection therewith or in connection with your special counsel's closing opinion, all in form and substance satisfactory to you and your special counsel.

     3.14 Acquisition of ITS Supply Corporation.

     (a) Acquisition Conditions. All conditions to the acquisition of the stock of ITS Supply Corporation contained in the Stock Purchase Agreement dated as of December 31, 1997, by and between LaSalle Cattle Company, Ltd., a Texas limited partnership, and IWC Services, Inc. shall have been satisfied in full (without amendment or waiver of, or other forbearance to exercise any rights with respect to, any of the terms and provisions thereof), subject only to purchase of the Notes under the Note Purchase Agreements;

     (b) No Restraint. No judgment, order, injunction or other similar restraint prohibiting or imposing adverse conditions upon the purchase of shares of ITS Supply Corporation by IWC Services, Inc. shall be outstanding, and no actions, suits or proceedings shall be pending or threatened with respect to the Company, IWC Services, Inc. or ITS Supply Corporation or their respective Subsidiaries which may have an adverse effect on such Acquisition;

     (c) Shares of Stock. The shares of stock of ITS Supply Corporation, ITS Venezuela S.A., ITS Peru S.A., and ITS Supply & Logistics UK Limited to be purchased in such acquisition will be purchased free and clear of all restrictions to purchase imposed by applicable laws or regulations and any voting trusts, proxies or similar arrangements or applicable laws or regulations that would restrict IWC Services, Inc.'s or ITS Supply Corporation's, as applicable, right to exercise the voting rights attributable to such shares;

     (d) Regulatory Filings. All actions and proceedings required by applicable laws or

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regulations to have been taken prior to or on the date of such acquisition in order for the Company to be able to lawfully consummate such acquisition shall have been taken, all waiting periods thereunder and therefore shall have expired or terminated without any action being taken by any competent authority which restrains, prevents or imposes adverse conditions upon the consummation of such acquisition, and all consents, waivers and approvals (including, without limitation, those of any governmental authority or regulatory body) necessary to have been given or obtained prior to or on the date of such acquisition in order for the Borrower to be able to lawfully consummate such Acquisition shall have been given or obtained and remain in full force and effect, including, without limitation, compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended; and

     (e) Additional Guaranty. ITS Supply Corporation shall execute and deliver a Guaranty substantially in the form of Exhibit 3.4 hereto within one (1) Business Date of the Closing Date.

4.   PAYMENTS

     4.1 Principal Payments. All of the principal of the Notes remaining outstanding on May 2, 1998, together with interest accrued thereon, shall become due and payable on May 2, 1998.

     4.2 Interest Payments. The Notes will bear interest at the rate of 10.0% per annum, such interest to be payable monthly in arrears commencing February 1, 1998, and on the first day of each month thereafter until May 2, 1998, when all principal, together with accrued and unpaid interest shall be due and payable. If an Event of Default shall have occurred, and for so long as such Event of Default continues, or if any payment of principal, interest or fees is not paid when due, interest shall accrue upon the principal of the Notes, together with any accrued and unpaid interest and fees, at the Highest Lawful Rate. It is the intention of the holder of the Notes to conform strictly to usury laws applicable to them. Accordingly, if the transactions contemplated hereby or the Notes would be usurious as to any of the holders of the Notes under laws applicable to it (including the laws of the United States of America and the State of Texas or any other jurisdiction whose laws may be mandatorily applicable to such holder notwithstanding the other provisions of this Agreement, the Notes or any other Document), then, in that event, notwithstanding anything to the contrary in this Agreement, the Notes or any other Document, it is agreed as follows: (i) the aggregate of all consideration which constitutes interest under laws applicable to such holder that is contracted for, taken, reserved, charged or received by such holder under this Agreement, the Notes or any other Document or otherwise shall under no circumstances exceed the Highest Lawful Rate, and any excess shall be credited by such holder on the principal amount of the Notes (or, if the principal amount of such Notes shall have been paid in full, refunded by such holder to the Company); (ii) in the event that the maturity of the Notes is accelerated by reason of an election of the holder or holders thereof resulting

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from any Event of Default hereunder or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under laws applicable to such holder may never include more than the Highest Lawful Rate, and excess interest, if any, provided for in this Agreement, the Notes, any other Document or otherwise shall be automatically canceled by such holder as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by such holder on the principal amount of the Notes held by it (or if the principal amount of such Notes shall have been paid in full, refunded by such holder to the Company); and (iii) if at any time the interest provided under the Notes or the Agreement, together with any other fees payable pursuant to the Notes, the Agreement or any other Document and deemed interest under applicable law, exceeds the amount that would have accrued at the Highest Lawful Rate, the amount of interest and any such fees to accrue to such holder hereunder and thereunder shall be limited to the amount which would have accrued at the Highest Lawful Rate, but any subsequent reductions shall not reduce the interest to accrue to such holder hereunder and thereunder below the Highest Lawful Rate until the total amount of interest accrued pursuant hereto and thereto and such fees deemed to be interest equals the amount of interest which would have accrued to such holder if a varying rate per annum equal to the interest hereunder had at all times been in effect plus the amount of fees which would have been received but for the effect hereof; and in each case, to the extent permitted by applicable law, such holder shall not be subject to any of the penalties provided by law for contracting for, taking, reserving, charging or receiving interest in excess of the Highest Lawful Rate. To the extent applicable, you hereby elect to determine the applicable rate ceiling under Chapter 1D of Article 5069 of the Texas Credit Title Act, Title 79, Texas Revised Civil Statutes by the weekly rate ceiling from time to time in effect, subject to your right, or any subsequent holder of the Notes right, to change such method in accordance with applicable law.

     4.3 Best Efforts. The Company shall use its best efforts from and after the Closing Date to promptly refinance the Notes and to prepay the Notes in full.

     4.4 Optional Prepayments. The Company may, at any time, prepay the principal amount of the Notes in part, in an aggregate principal amount of not less than $100,000 at any time, or in whole, in each case together with interest on such principal amount then being prepaid accrued to the prepayment date.

     4.5 Partial Prepayment Pro Rata. The aggregate principal amount of each partial prepayment of the Notes shall be allocated among the holders of the Notes at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts of the Notes then outstanding.

     4.6 Notation of Notes on Prepayment. Upon any partial prepayment of a Note, such Note may (but shall not be required to be), at the option of the holder thereof, be:

          (a) surrendered to the Company pursuant to Section 5.2 hereof in exchange for a new Note in a principal amount equal to the principal amount remaining unpaid on the surrendered Note;

          (b) made available to the Company for notation thereon of the portion of the principal so prepaid; or

          (c) marked by such holder with a notation thereon of the portion of the principal so prepaid.

In case the entire principal amount of any Note is paid, such Note shall be surrendered to the Company for cancellation and shall not be reissued, and no Note shall be issued in lieu of the paid principal amount of any Note.

5.   REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES

     5.1  Registration of Notes.   The Company will cause to be kept at its
principal place of business a register for the registration and transfer of Notes. The name and address of each holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register. The Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof and the Company shall not be affected by any notice or knowledge to the contrary.

     5.2  Exchange of Notes.

          (a) Upon surrender of any Note at the office of the Company duly endorsed or accompanied by a written instrument of transfer duly executed by the registered holder of such Note or such holder's attorney duly authorized in writing, the Company will execute and deliver, at the Company's expense (except as provided below), new Notes in exchange therefor, in denominations of at least $100,000 (except as may be necessary to reflect any principal amount not evenly divisible by $100,000, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note. Each such new Note shall be payable to such Person as such holder may request and shall be substantially in the form of Exhibit 1.1 hereto. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon. The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes.

          (b) The Company will pay the cost of delivering to or from such holder's home office or custodian bank from or to the Company, insured to the reasonable satisfaction of such holder, the surrendered Note and any Note issued in substitution or replacement for the surrendered Note.

          (c) Each holder of Notes agrees that, in the event it shall sell or transfer any Note without surrendering such Note to the Company as set forth in
Section 5.2(a) hereof, it shall:

               (i) prior to the delivery of such Note, make a notation thereon of all principal, if any, paid on such Note and shall also indicate thereon the date to which interest shall have been paid on such Note; and

               (ii) promptly notify (or cause the transferee of any such Note to notify) the Company of the name and address of the transferee of any such Note so transferred and the effective date of such transfer.

     5.3  Replacement of Notes.

     Upon receipt by the Company of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of an Institutional Investor, an affidavit from such Institutional Investor of such ownership (or of ownership by such Institutional Investor's nominee) and such loss, theft, destruction or mutilation); and

          (a) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to the Company (provided that if the holder of such Note is an Institutional Investor or a nominee of such Institutional Investor, such institutional investor's own unsecured agreement of indemnity shall be deemed to be satisfactory for such purpose), or

          (b) in the case of mutilation, upon surrender and cancellation thereof, the Company at its own expense will execute and deliver, in lieu thereof, a new Note, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

     5.4 Issuance Taxes. The Company will pay all taxes (if any) due in connection with and as the result of the initial issuance and sale of the Notes and in connection with any modification of this agreement or the Notes and shall save each holder of Notes harmless without limitation as to time against any and all liabilities with respect to all such taxes.

6.   COVENANTS

     The Company covenants and agrees that on and after the Closing Date and so long as any Note shall be outstanding:

     6.1 Corporate Existence. The Company and its Subsidiaries will preserve and maintain their existence except for the dissolution of any Subsidiaries whose assets are transferred to the Company or any of its Subsidiaries.

     6.2 Maintenance. The Company and its Subsidiaries will maintain, preserve and keep their material plants, properties and equipment necessary to the proper conduct of their businesses in reasonably good repair, working order and condition (normal wear and tear excepted) and will from time to time make all reasonably necessary repairs, renewals, replacements, additions and betterments thereto so that at all times such plants, properties and equipment are reasonably preserved and maintained; provided, however, that nothing in this
Section 6.2 shall prevent the Company or any of its Subsidiaries from discontinuing the operation or maintenance of any such plants, properties or equipment if such discontinuance is, in the judgment of the Company or any such Subsidiary, as applicable, desirable in the conduct of its business and not materially disadvantageous to the holders of the Notes.

     6.3 Taxes. The Company and its Subsidiaries will duly pay and discharge all Taxes upon or against them or their properties before payment is delinquent and before penalties accrue thereon, unless and to the extent that the same is being contested in good faith and by appropriate proceedings and reserves have been established in conformity with GAAP.

     6.4 ERISA. Each of the Company and its Subsidiaries will promptly pay and discharge all obligations and liabilities arising under ERISA or otherwise with respect to each Plan of a character which if unpaid or unperformed might result in the imposition of a material Lien against any properties or assets of the Company and its Subsidiaries and will promptly notify the Agent of (i) the occurrence of any reportable event (as defined in ERISA) relating to a Plan (other than a multi-employer plan, as defined in ERISA, so long as the event thereunder cannot reasonably be foreseen to have a Material Adverse Effect on any of the Company or its Subsidiaries), other than any such event with respect to which the PBGC has waived notice by regulation; (ii) receipt of any notice from PBGC of its intention to seek termination of any Plan or appointment of a trustee therefor; (iii) the Company's or any of its Subsidiaries' intention to terminate or withdraw from any Plan; and (iv) the occurrence of any event that could result in the incurrence of any material liability, fine or penalty, or any material increase in the contingent liability of the Company or any Subsidiary, in connection with any post-retirement benefit under a welfare plan benefit (as defined in ERISA).

     6.5 Burdensome Restrictions, Etc. Promptly upon the existence or occurrence thereof, the Company shall give to the Agent written notice of the existence or occurrence of (i) any contractual obligation or the adoption of any new requirement of law which could reasonably be expected to have a Material Adverse Effect, and (ii) the existence or occurrence of any strike, slow down or work stoppage which could reasonably be expected to have a Material Adverse Effect.

     6.6 Insurance. The Company and its Subsidiaries will maintain or cause to be maintained with nationally recognized insurance companies, insurance against any loss or damage to all material insurable property and assets owned by them, such insurance to be of a character and in or in excess of such amounts as are customarily maintained by well-insured companies similarly situated and operating like property or assets. The Company and each of its Subsidiaries will also insure employers' and public and product liability risks with responsible insurance companies.

     6.7  Financial Reports and Other Information.

          (a) The Company and its Subsidiaries will maintain a system of accounting in such manner as will enable preparation of financial statements in accordance with GAAP and will furnish to you and your authorized representatives such information about the business and financial condition of the Company and its Subsidiaries as you may reasonably request; and, without any request, will furnish to you:

               (i) within sixty (60) days after the end of the last calendar quarter of 1997, the consolidated and consolidating balance sheet of the Company and its Subsidiaries as at the end of such calendar quarter and the related consolidated and consolidating statements of income and retained earnings and of cash flows for such calendar, all of which shall be in reasonable detail or in the form filed with the SEC and certified by the Chief Financial Officer of the Company that they fairly present the financial condition of the Company and its Subsidiaries as of the dates indicated and the results of their operations and changes in their cash flows for the periods indicated and that they have been prepared in accordance with GAAP, in each case, subject to normal year-end adjustments and the omission of any footnotes as permitted by the SEC (delivery to the Agent of a copy of the Company's Form 10-Q filed with the SEC (without exhibits) in any event will satisfy the requirements of this subsection with respect to the required consolidated financial statements only subject to Section 6.7(b)); and

               (ii) within ten (10) days after the sending or filing thereof, copies of all financial statements, reports, notices and proxy statements that the Company sends to its stockholders generally or files with the SEC that are publicly available.

          (b) Each financial statement furnished to you pursuant to subsection
(i) of Section 6.7(a) shall be accompanied by (i) a written certificate signed by the Company's Chief Financial Officer to the effect that (x) no Default or Event of Default has occurred during the period covered by such statements or, if any such Default or Event of Default has occurred during such period, setting forth a description of such Default or Event of Default and specifying the action, if any, taken by the Company to remedy the same, and (y) the representations and warranties contained herein are true and correct in all material respects as though made on the date of such certificate, except to the extent that any such representation or warranty relates solely to an earlier date, in which case it was true and correct as of such earlier date and except as otherwise described therein.

          (c) Promptly after obtaining knowledge of any of the following, the Company will provide you with written notice in reasonable detail of: (i) any pending or threatened Environmental Claim against the Company or any of its Subsidiaries or any property owned or operated by the Company or any of its Subsidiaries that if adversely determined could reasonably be expected to have a Material Adverse Effect; (ii) any condition or occurrence on any property owned or operated by the Company or any of its Subsidiaries that results in material noncompliance by the Company or any of its Subsidiaries with any Environmental Law; and (iii) the taking of any material removal or remedial action in response to the actual or alleged presence of any Hazardous Material on any property owned or operated by the Company or any of its Subsidiaries.

          (d) The Company will promptly and in any event, within five (5) days after an officer of the Company has knowledge thereof, give written notice to you of: (i) any pending or threatened litigation or proceeding against the Company or any of its Subsidiaries asserting any claim or claims against any of same in excess of $100,000 in the aggregate or that could reasonably be expected to have a Material Adverse Effect; (ii) the occurrence of any Default or Event of Default; and (iii) any circumstance that could reasonably be expected to have a Material Adverse Effect.

     6.8 Inspection Rights. Upon reasonable notice from you, the Company will permit you (and such Persons as you may designate), at the Company's expense and during normal business hours following reasonable notice to visit and inspect any of the properties of the Company or any of its Subsidiaries, to examine all of their books and records, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants (and by this provision, the Company authorizes such accountants to discuss with you, and such Persons as you may designate, the affairs, finances and accounts of the Company and its Subsidiaries, all at such reasonable times and as often as may be reasonably requested.

     6.9 Conduct of Business. The Company and its Subsidiaries will not engage in any line of business other than the design and manufacture of rapid response oil and chemical spill containment and reclamation equipment and products and services related to such business, including insurance products.

     6.10 New Subsidiaries. The Company shall also cause any other direct or indirect domestic Subsidiary which is formed or acquired after the Closing Date to become (i) a Guarantor with respect to, and jointly and severally liable with all other Guarantors for, all of the obligations of the Company under this Agreement and the Notes pursuant to a Guaranty substantially in the form of Exhibit 3.4 hereto, and (ii) to execute and deliver Security Documents substantially in the form of Exhibits 3.5 and 3.6 hereto, as applicable, in each within five (5) days following such formation or acquisition.

     6.11 Restrictions on Redemption; Dividends.

          (a) The Company may not redeem, purchase or otherwise acquire any shares of its capital stock.

          (b) Neither the Company nor any of its Subsidiaries shall, directly or indirectly, create or otherwise permit to exist or become effective any restriction on the ability of any Subsidiary of the Company to (i) pay dividends or make any other distributions on its capital stock or any other interest or participation in its profits owed by the Company or to pay any Indebtedness owed to the Company, or (ii) make loans or advances to the Company, except in either case for restrictions existing under or by reason of applicable law, this Agreement and the other Documents.

          (c) The Company may not declare or pay any dividends on its capital stock or make any distribution or payment to shareholders, or set aside funds for any such purpose.

     6.12 Restrictions on Fundamental Changes. Neither the Company nor any of its Subsidiaries shall be a party to any merger into or consolidation with, make an acquisition or otherwise purchase or acquire all or substantially all of the assets or stock of, any other Person, or sell all or substantially all of its assets or stock, except (i) the Company or any of its Subsidiaries may form new Subsidiaries subject to the requirements of Section 6.10, and (ii) the Company may issue additional capital stock so long as there is no scheduled mandatory redemption or scheduled liquidating distribution of any such stock before May 2, 1998. The Company shall not sell or dispose of any capital stock of or its ownership interest in any of its Subsidiaries.

     6.13 Environmental Laws. The Company and its Subsidiaries shall comply with all Environmental Laws (including, without limitation, obtaining and maintaining all necessary permits, licenses and other necessary authorizations) applicable to or affecting the properties or business operations of the Company or any of its Subsidiaries.

     6.14 Liens. The Company and its Subsidiaries shall not create, incur, assume or suffer to exist any Lien of any kind on any of their properties or assets of any kind except the following (collectively, the "Permitted Liens"):

          (a) Liens arising in the ordinary course of business by operation of law in connection with workers' compensation, unemployment insurance, old age benefits, social security obligations, taxes, assessments, statutory obligations or other similar charges, good faith deposits, pledges or other Liens in connection with (or to obtain letters of credit in connection with) bids, performance bonds, contracts or leases to which the Company or its Subsidiaries are a party or other deposits required to be made in the ordinary course of business; provided that in each case the obligation secured is not for Indebtedness and is not overdue or, if overdue, is being contested in good faith by appropriate proceedings and reserves in conformity with GAAP have been provided therefor;

          (b) mechanics', workmen, materialmen, landlords', carriers' or other similar Liens arising in the ordinary course of business (or deposits to obtain the release of such Liens) related to obligations not due or, if due, that are being contested in good faith by appropriate proceedings and reserves in conformity with GAAP have been provided therefor;

          (c) inchoate Liens under ERISA and Liens for Taxes not yet due or which are being contested in good faith by appropriate proceedings and reserves in conformity with GAAP have been provided therefor;

          (d) Liens arising out of judgments or awards against the Company or any of its Subsidiaries, or in connection with surety or appeal bonds or the like in connection with bonding such judgments or awards, the time for appeal from which or petition for rehearing of which shall not have expired or for which the Company or such Subsidiary shall be prosecuting on appeal or proceeding for review and for which it shall have obtained a stay of execution or the like pending such appeal or proceeding for review; provided that the aggregate amount of uninsured or underinsured liabilities (including interest, costs, fees and penalties, if any) of the Company and its Subsidiaries secured by such Liens shall not exceed $100,000 at any one time outstanding and provided further there is adequate assurance, in the reasonable opinion of the Purchasers, that the insurance proceeds, if any, attributable thereto shall be paid promptly upon the expiry of such time period or resolution of such proceeding if necessary to remove such Liens;

          (e) rights of a common owner of any interest in property held by a Person and such common owner as tenants in common or through other common ownership;

          (f) encumbrances (other than to secure the payment of Indebtedness), easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations in any property or rights-of-way of a Person for the purpose of roads, pipelines, transmission lines, transportation lines, distribution lines, removal of gas, oil, coal, metals, steam, minerals, timber or other natural resources, and other like purposes, or for the joint or common use of real property, rights-of-way, facilities or equipment, or defects, irregularity and deficiencies in title of any property or rights-of-way;

          (g) financing statements filed by lessors of property (but only with respect to the property so leased) and Liens under any conditional sale or title retention agreements entered into in the ordinary course of business;

          (h) rights of lessees of equipment owned by the Company or any of its Subsidiaries;

          (i) liens under the Security Documents;

          (j) any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part of any Lien referred to in the foregoing subsections (a) through (h), provided that any Indebtedness secured thereby does not exceed the principal amount secured at the time of such extension, renewal or replacement, and that such extension, renewal or replacement is limited to the property already subject to the Lien so extended, renewed or replaced; and

          (k) Liens granted to Boots & Coots, L.P., a Colorado limited partnership, on the assets acquired by IWC Services, Inc. from Boots & Coots, L.P. to secure the payment by IWC Services, Inc. of that certain promissory note in the original principal amount of $2,066,597 dated July 31, 1997, (the "IWC Note").

     6.15 Indebtedness. The Company and its Subsidiaries shall not contract, assume or suffer to exist any Indebtedness (including, without limitation, any Contingent Obligations), except:

          (a)  Indebtedness under the Notes;

          (b) unsecured intercompany loans and advances from the Company to any of its Subsidiaries and unsecured intercompany loans and advances from any of such Subsidiaries to the Company or any other Subsidiaries of the Company, in each case which are subordinated to the obligations of the Company and the Guarantors to you in form and substance satisfactory to you; and

          (c) existing Indebtedness listed on Schedule 2.22 hereto.

     6.16 Loans, Advances and Investments. The Company and its Subsidiaries shall not purchase or acquire any stock, indebtedness, obligations or securities of, or any other interest in, or make any capital contribution to, any Person (any of the foregoing, an "Investment") or lend money or make advances to any Person except:

          (a) Investments outstanding as of the Closing Date and listed on
Schedule 6.16
hereto;

          (b)  loans to employees of the Company or any of its Subsidiaries for
(i) short-term loans in an aggregate amount of no greater than $100,000 at any one time outstanding and in an amount no greater than $20,000 for any Person, and (ii) moving and travel expenses and other similar expenses, in each case incurred in the ordinary course of business;

          (c) receivables owing to the Company or its Subsidiaries created or acquired in the ordinary course of business and payable on customary trade terms of the Company or such Subsidiary and in compliance with the arms-length requirements of Section 6.18; and

          (d) Investments in Cash Equivalents.

     6.17 Transfer of Assets. The Company and its Subsidiaries shall not permit any Transfer of any asset of the Company or any of its Subsidiaries except:

          (a) Transfers of inventory, equipment and other assets in the ordinary course of business;

          (b) the retirement or replacement of assets (with assets of equal or greater value) in the ordinary course of business or the Transfer of assets that are obsolete, worn out or no longer useful in the business of the Company and its Subsidiaries; and

          (c) Transfers of any assets among the Borrower and any of its Subsidiaries, provided that the Borrower and any domestic Subsidiary may not transfer any assets to a foreign Subsidiary except for assets to be used in the ordinary course of its business and as advisable to perform a contract or services in a particular geographical area.

     6.18 Transactions with Affiliates. Except as otherwise specifically permitted herein, the Company and its Subsidiaries shall not enter into or be a party to any material transaction or arrangement or series of related transactions or arrangements which in the aggregate would be material with any Affiliate of such Person, including without limitation, the purchase from, sale to or exchange of property with or the rendering of any service by or for, any Affiliate, except pursuant to the reasonable requirements of such entity's business and upon fair and reasonable terms no less favorable to such entity than would be able to be obtained in a comparable arm's-length transaction with a Person other than an Affiliate.

     6.19 Compliance with Laws. The Company and its Subsidiaries shall conduct their businesses and otherwise be in compliance in all material respects with all applicable laws, regulations, ordinances and orders of all governmental, judicial and arbitral authorities applicable to them and shall obtain and maintain all necessary permits, licenses and other authorizations necessary to conduct their businesses and own and operate their properties except where the failure to comply or have such permits, licenses or other authorizations could not reasonably be expected to have a Material Adverse Effect.

     6.20 Negative Pledges. Neither the Company nor any of its Subsidiaries shall enter into any agreement creating or assuming any Lien upon its properties, revenues or assets, whether now owned or hereafter acquired other than as permitted hereunder. Neither the Company nor any of its Subsidiaries shall enter into any agreement other than this Agreement and the Documents prohibiting the creation or assumption of any Lien upon its properties, revenues or assets, whether now owned or hereafter acquired, or prohibiting or restricting the ability of the Company or any of its Subsidiaries to amend or otherwise modify this Agreement or any Document.

     6.21 Additional Financial Advisory Services. The Company shall pay to you, in addition to the fee described in Section 3.11, such additional fees as are customary in connection with any future advisory services which are provided by you to the Company.

     6.22 IWC Note. The Company shall, by January 31, 1998, either pay in full the IWC Note and obtain a release of the Liens securing payment of the IWC Note or place and maintain in escrow in a segregated escrow account sufficient funds to pay the IWC Note in full.

     6.23 Capital Expenditures. Neither the Company nor any of its Subsidiaries shall not make any Capital Expenditures outside the ordinary course of business at levels consistent under historical Capital Expenditures.

SECTION 7.  EVENTS OF DEFAULT AND REMEDIES.

     7.1 Events of Default. Any one or more of the following shall constitute an Event of Default under this Agreement:

          (a) default by the Company in the payment of the principal amount of any Note, any interest thereon or any fees payable hereunder on the date such payment is due;

          (b) default by the Company in the observance or performance of any covenant set forth in Sections 6.7(d), 6.11, 6.12, 6.17 or 6.22;

          (c) default or event of default by the Company in the observance or performance of any provision hereof or of any other Document not mentioned in
(a) or (b) above which is not remedied within thirty (30) days after the earlier of (i) such default or event of default first becoming known to any officer of the Company, or (ii) notice to the Company by you of the occurrence of such default or event of default;

          (d) any representation or warranty or other written statement made or deemed made herein, in any other Document or in any financial or other report or document furnished in compliance herewith or therewith by the Company or any of its Subsidiaries proves untrue in any material respect as of the date of the issuance or making, or deemed issuance or making thereof;

          (e) default occurs in the payment when due (after any applicable grace period) of any Indebtedness of the Company or any of its Subsidiaries, or the occurrence of any other default, which with the passage of time or notice, would permit the holder or beneficiary of such Indebtedness, or a trustee therefor, to cause the acceleration of the maturity of any such Indebtedness or any mandatory unscheduled prepayment, purchase, or other early funding thereof;

          (f) the Company or any of its Subsidiaries (i) has entered involuntarily against it an order for relief under the United States Bankruptcy Code or a comparable action is taken under any bankruptcy or insolvency law of another country or political subdivision of such country, (ii) generally does not pay, or admits its inability generally to pay, its debts as they become due,
(iii) makes a general assignment for the benefit of creditors, (iv) applies for, seeks, consents to, or acquiesces in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any substantial part of its property, (v) institutes any proceeding seeking to have entered against it an order for relief under the United States Bankruptcy Code or any comparable law, to adjudicate it insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fails to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (vi) makes any board of directors resolution in direct furtherance of any matter described in clauses (i)-(v) above, or (vii) fails to contest in good faith any appointment or proceeding described in this Section 7.1(f);

          (g) a custodian, receiver, trustee, examiner, liquidator or similar official is appointed for the Company or any of its Subsidiaries or any substantial part of its property, or a proceeding described in Section 7.1(f)(v) is instituted against the Company or any of its Subsidiaries, and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of sixty (60) days;

          (h) the Company or any of its Subsidiaries fails within thirty (30) days (or such earlier date as any steps to execute on such judgment or order take place) to pay, bond or otherwise discharge, or to obtain an indemnity against on terms and conditions satisfactory to the Purchasers in their sole discretion, any judgment or order for the payment of money in excess of $100,000 which is uninsured or underinsured by at least such amount (provided that there is adequate assurance, in the sole discretion of the Purchasers, that the insurance proceeds attributable thereto shall be paid promptly upon the expiration of such time period or resolution of such proceeding), which is not stayed on appeal or otherwise being appropriately contested in good faith in a manner that stays execution;

          (i) the Company or any of its Subsidiaries fails to pay when due an amount aggregating in excess of $100,000 that it is liable to pay to the PBGC or to a Plan under Title IV of ERISA; or a notice of intent to terminate a Plan having Unfunded Vested Liabilities of any of the Company or any of its Subsidiaries in excess of $100,000 (a "Material Plan") is filed under Title IV of ERISA in a distress termination pursuant to Section 4041(c) of ERISA; or the PBGC institutes proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any Material Plan; or a proceeding is instituted by a fiduciary of any Material Plan against the Company or any of its Subsidiaries to collect any liability under Section 515 or 4219(c)(5) of ERISA and such proceeding is not dismissed within thirty (30) days thereafter; or a condition exists by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated;

          (j) the Company, any Guarantor, any Person acting on behalf of the Company or any Guarantor or any governmental, judicial or arbitral authority challenges the validity of any Note or any other Document or the Company's or any Guarantor's obligations thereunder, or any Note or other Document ceases to be in full force and effect in all material respects or ceases to give to the holder of any Note the rights and powers purported to be granted in their favor thereby in all material respects;

          (k) any Control Event or Change of Control shall occur; or

          (l) the Company or any of its Subsidiaries shall fail to cooperate fully with the Noteholders to ensure the Documents comply with the business intent of the parties.

     7.2  Default Remedies.

          (a) Additional Warrant. Upon any Event of Default occurring, the Company agrees to immediately issue to each of Main Street and Geneva you an additional Warrant in substantially the form of Exhibit 3.7 hereto to purchase 300,000 shares and 200,000 shares respectively of common stock of the Company at an exercise price of $2.00 per share. The Company shall at all times have authorized and reserved, and keep available free from preemptive rights, a sufficient number of shares of common stock to provide for the exercise of such additional Warrant.

          (b) Acceleration on Event of Default.

               (i) If an Event of Default specified in clause (f) or (g) or clause (i) of

     Section 7.1 hereof shall exist, all of the Notes at the time outstanding shall automatically become immediately due and payable together with interest accrued thereon, in each case without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived.

               (ii) If an Event of Default other than those specified in clause
     (f) or clause (g) of Section 7.1 hereof shall exist, the Majority Noteholders (exclusive of Notes then owned by any one or more of the Company or any Affiliate) may exercise any right, power or remedy permitted to such holder or holders by law and in accordance with the Intercreditor Agreement and shall have, in particular, without limiting the generality of the foregoing, the right to declare the entire principal of, and all interest accrued on, all the Notes then outstanding to be, and such Notes shall thereupon become, forthwith due and payable, without any presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, and the Company shall forthwith pay to the holder or holders of all the Notes then outstanding the entire principal of, and interest accrued on, the Notes.

          (c) Acceleration on Payment Default. During the existing of an Event of Default described in Section 7.1(a) hereof, and irrespective of whether the Notes then outstanding shall have been declared to be due and payable pursuant to Section 7.2(b)(ii) hereof, any holder of Notes that shall have not consented to any waiver with respect to such Event of Default may, at such holder's option, by notice in writing to the Company, declare the Notes then held by such holder to be, and such Notes shall thereupon become, forthwith due and payable together with all interest accrued thereon, without any presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, and the Company shall forthwith pay to such holder the entire principal of and interest accrued on such Notes.

          (d) Nonwaiver and Expenses. No course of dealing on the part of any holder of Notes nor any delay or failure on the part of any holder of Notes to exercise any right shall operate as a waiver of such right or otherwise prejudice such holder's rights, power and remedies. If the Company shall fail to pay when due any principal of, or interest on, any Note, or shall fail to comply with any other provision hereof, the Company shall pay to each holder of Notes, to the extent permitted by law, such further amounts as shall be sufficient to cover the costs and expenses (including, but not limited to, reasonable attorneys' fees) incurred by such holder in collecting any sums due on such Notes or in otherwise assessing, analyzing or enforcing any rights or remedies that are or may be available to it.

8.   INTERPRETATION OF THIS AGREEMENT

     8.1 Terms Defined, As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

          "Affiliate" means, for any Person, (i) any other Person that directly or indirectly through one or more intermediaries controls, or is under common control with, or is controlled by, such Person, and (ii) any other Person owning beneficially or controlling five percent (5%) or more of the equity interests in such Person. As used in this definition, "control" means the power, directly or indirectly, to direct or cause the direction of management or policies of a Person (through ownership of voting securities or other equity interests, by contract or otherwise).

          "Agreement" means this Agreement, as amended, restated or supplemented from time to time.

          "Business Day" means any day other than a Saturday, Sunday or other day on which banks in Houston, Texas are authorized or required by law to be closed.

          "Capital Expenditures" means, for any period, the sum, without duplication, of (i) all expenditures of the Company and its Subsidiaries for fixed or capital assets made during such period which, in accordance with GAAP, would be classified as capital expenditures, and (ii) all Capitalized Lease Obligations incurred during such period.

          "Capitalized Lease Obligations" means, for any period, the amount of the Company's and its Subsidiaries' liabilities under all leases (or similar arrangements) of real or personal property (or any interest therein) which in accordance with GAAP would be classified as capitalized leases on the balance sheet of the Company and its Subsidiaries.

          "Cash Equivalents" means (i) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof having maturities of not more than twelve (12) months from the date of acquisition; (ii) U.S. Dollar denominated time deposits and certificates of deposit maturing within one (1) year from the date of acquisition thereof with any financial institution whose short-term senior unsecured debt rating is at least A-1 from S&P or P-1 from Moody's; (iii) LIBOR denominated time deposits and certificates of deposit maturing within six (6) months from the date of acquisition thereof with any financial institution whose short-term senior unsecured debt rating is at least A-1 from S&P or P-1 from Moody's; (iv) commercial paper or Eurocommercial paper with a rating of at least A-1 from S&P or P-1 from Moody's, with maturities of not more than twelve (12) months from the date of acquisition; (v) repurchase obligations entered into with any financial institution whose short-term senior unsecured debt rating is at least A-1 from S&P or P-1 from Moody's, which are secured by a fully perfected security interest in any obligation of the type described in (i) above and has a market value of the time such repurchase is entered into of not less than 100% of the repurchase obligation of such Purchaser or such other Person thereunder; (vi) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within twelve (12) months from the date of acquisition thereof or providing for the resetting of the interest rate applicable thereto not less often than annually and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody's; and (vii) money market funds which have at least $1,000,000,000 in assets and which invest primarily in securities of the types described in clauses (i) through (vi) above.

          "Change in Control" means, at any time, a merger, consolidation, sale of all or substantially all assets, tender offer or exchange offer in respect of the Voting Stock of the Company, contested election of the Board of Directors, or any other similar event or condition (herein referred to as a "Corporate Change"):


               (a) that results in the acquisition, holding or control (whether directly or indirectly) by

                    (i) any "person" (as such term is used in section 13(d) and section 14(d)(2) of the Exchange Act as in effect on the Closing Date), or

                    (ii) related Persons constituting a "group" (as such term is used in Rule 13d-5 under the Exchange Act as in effect on the Closing Date),

     of beneficial ownership of at least fifty percent (50%) (by number of votes) of the Voting Stock of the Company outstanding at such time (excluding for such purpose Persons who own shares through any employee benefit plan of the Company or any trust established in connection therewith) or of beneficial ownership of at least fifty percent (50%) of the assets of the Company at such time; or

          (b) in connection with which more than fifty percent (50%) of the Persons who were members of the Board of Directors immediately prior to such Corporate Change shall cease to be members of the Board of Directors (or members of the board of directors of the Surviving Corporation) as a result of such Corporate Change.

          "Contingent Obligation" means, as applied to any Person, any direct or indirect liability of that Person with respect to any Indebtedness, lease, dividend, letter of credit or other obligation (the "primary obligations") of another Person (the "primary obligor"), in any manner, whether direct or indirect, including, without limitation, any obligations of such Person, whether or not contingent, (a) to purchase, repurchase or otherwise acquire such primary obligations or any property constituting direct or indirect security therefor, or (b) to advance or provide funds (i) for the purchase, payment or discharge of any such primary obligation, or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor or (c) to lease property or to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof.

          "Control Event" means:

          (a) the execution by the Company or any Affiliate of any letter of intent or similar agreement with respect to any proposed transaction or event or series of transactions or events that, individually or in the aggregate, could reasonably be expected to result in a Change in Control;

          (b) the execution of any written agreement that, when fully performed by the parties thereto, would result in a Change in Control; or

          (c) the making of any written offer by any "person" (as such term is used in section 13(d) and section 14(d)(2) of the Exchange Act as in effect on the Closing Date) or related persons constituting a "group" (as such term is used in Rule 13d-5 under the Exchange Act as in effect on the Closing Date) to the holders of the Voting Stock of the Company which offer, if accepted by the requisite number of such holders, would result in a Change in Control.

          "Default" means any event or condition the occurrence of which would, with the passage of time or the giving of notice, or both, constitute an Event of Default.

          "Dollar" and "U.S. Dollar" and the sign "$" means lawful money of the United States of America.

          "Documents" means this Agreement, the Note Purchase Agreement of the Other Purchaser, the Notes, the Guaranties, the Security Documents, the Warrants, the Registration Rights Agreements and any other documents or instruments executed by the Company or any of the Guarantors in connection with this Agreement.

          "Environmental Claims" means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of non-compliance or violations, investigations or proceedings relating to any Environmental Law ("Claims") or any permit issued under any Environmental Law, including, without limitation, (i) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to health or safety in relation to the environment.

          "Environmental Law" means any federal, state or local statute, law, rule, regulation, ordinance, code, written policy or rule of common law now or hereafter in effect, including any judicial or administrative order, consent, decree or judgment relating to (i) the environment, (ii) health or safety in relation to the environment or (iii) Hazardous Materials.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          "Event of Default" means any of the events or circumstances specified in Section 7.1.

          "GAAP" means generally accepted accounting principles from time to time in effect as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board or in such other statements, opinions and pronouncements by such other entity as may be approved by a significant segment of the U.S. accounting profession.

          "Guaranties" means each Guaranty of the Guarantors in substantially the form of Exhibit 3.4 hereto.

          "Guarantor" means each of IWC Services, Inc., a Texas corporation, Hell Fighters, Inc., a Texas corporation, IWC Engineering, Inc., a Texas corporation, Abasco, Inc., a Texas corporation, and ITS Supply Corporation, a Delaware corporation.

          "Hazardous Material" shall have the meaning assigned to that term in the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Acts of 1986, and shall include any substance defined as "hazardous" or "toxic" or words used in place thereof under any Environmental Law applicable to the Company or any of its Subsidiaries.

          "Highest Lawful Rate" means the maximum nonusurious interest rate, if any, that any time or from time to time may be contracted for, taken, reserved, charged or received on the Notes, or under laws applicable to the holders of the Notes, as applicable, which are presently in effect or, to the extent allowed by applicable law, under such laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow. Determination of the rate of interest for the purpose of determining whether the Notes are usurious under all applicable laws shall be made by amortizing, prorating, allocating, and spreading, in equal parts during the period of the full stated term of the Notes, all interest at any time contracted for, taken, reserved, charged or received from the Company or any other Person in connection with the Notes.

          "Indebtedness" means, for any Person, the following obligations of such person, without duplication: (i) obligations of such Person for borrowed money; (ii) obligations of such person representing the deferred purchase price of property or services other than accounts payable arising in the ordinary course of business and other than amounts which are being contested in good faith and for which reserves in conformity with GAAP have been provided; (iii) obligations of such Person evidenced by bonds, notes, bankers acceptances, debentures or other similar instruments of such Person or reimbursement obligations or other obligations with respect to letters of credit issued for such Person's account or letters of credit issued pursuant to such Person's application therefor; (iv) obligations of other Persons, whether or not assumed, secured by Liens upon property or payable out of the proceeds or production from property now or hereafter owned or acquired by such Person, but only to the extent of such property's fair market value; (v) Capitalized Lease Obligations of such Person; (vi) obligations under hedge, swap, exchange, forward, future, collar or cap arrangements, fixed price agreements and all other agreements or arrangements designed to protect against fluctuations in interest rates, commodity prices or currency exchange rates; and (vii) obligations of such Person pursuant to any Contingent Obligation of any of the foregoing of another Person. For purposes of this Agreement, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture to the extent such Indebtedness has recourse to such Person.

          "Institutional Investor" means the Purchasers, any affiliate of any of the Purchasers and any holder or beneficial owner of Notes that is an "accredited investor" as defined in Section 2(15) of the Securities Act.

          "Intercreditor Agreement" means that certain Intercreditor Agreement dated as of January 2, 1998, by and among the Purchasers, as amended, supplemented or otherwise modified from time to time.

          "IWC Note" means the promissory note of IWC Services, Inc. described in Section 6.14(k).

          "Lien" means any interest in any property or asset in favor of a Person other than the owner of the property or asset and securing an obligation owed to such Person, whether such interest is based on the common law, statute or contract, including, but not limited to, the security interest lien arising from a mortgage, encumbrance, pledge, conditional sale, security agreement or trust receipt, or a lease, consignment or bailment for security purposes.

          "Majority Noteholders" means, at any time, Noteholders then holding in the aggregate at least forty (40%) of the outstanding obligations due and owing under the Notes.

          "Material Adverse Effect" means an effect that results in a material adverse change (i) since September 30, 1997, in the business, properties, assets, financial condition or prospects of the Company and its Subsidiaries taken as a whole, (ii) the ability of the Company or any of the Guarantors to perform its Obligations under the Credit Documents to which it is a party, or
(iii) the rights and remedies of the Noteholders or the Collateral Agent in any material adverse respect under the Documents.

          "Moody's" means Moody's Investors Service, Inc. or any successor thereto.

          "Note Purchase Agreements" is defined in Section 1.2 hereof.

          "Notes" is defined in Section 1.1 hereof.

          "Other Purchaser" is defined in Section 1.2 hereof.

          "PBGC" means the Pension Benefit Guaranty Corporation or any successor thereto.
          "Permitted Liens" means the Liens described in Section 6.14.

          "Person" means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization or any other entity or organization, including a government or any agency or political subdivision thereof.

          "Plan" means an employee pension benefit plan covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code that is either (i) maintained by the Company or any of its Subsidiaries, or (ii) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which the Company or any of its Subsidiaries is then making or accruing an obligation to make contributions or has within the preceding five (5) plan years made or had an obligation to make contributions.

          "Purchasers" means you and the Other Purchaser.

          "SEC" means the Securities and Exchange Commission.

          "S&P" means Standard & Poor's Ratings Group or any successor thereto.

          "Security Agreement" means the Security Agreement and Financing Statement in substantially the form of Exhibit 3.6 hereto executed and delivered by the Company and the Guarantors, as any of same may be amended, supplemented or otherwise modified from time to time.

          "Security Documents" means the Stock Pledge Agreements, the Security Agreements, the Guaranties, and all other security agreements and like agreements or instruments delivered by the Company or any Guarantor granting a Lien in any of such Person's property to secure the Notes, as any of the same may be amended, supplemented or otherwise modified from time to time.

          "Securities Act" means the Securities Act of 1933, as amended.

          "Security" means "security" as defined in section 2(1) of the Securities Act.

          "Stock Pledge Agreements" means the Stock Pledge Agreements in substantially the form of Exhibit 3.5 hereto executed and delivered by the Company and certain of the Guarantors, as any of same may be amended, supplemented or otherwise modified from time to time.

          "Subsidiary" means, for any Person, any corporation or other entity of which more than fifty percent (50%) of the outstanding stock or comparable equity interests having ordinary voting power for the election of the board of directors of such corporation, any managers of such limited liability company or similar governing body (irrespective of whether or not, at the time, stock or other equity interests of any other class or classes of such corporation or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned by such Person, as applicable, or by one or more of its Subsidiaries. For purposes of this definition, ITS Supply Corporation, ITS Venezuela S.A., ITS Peru S.A. and ITS Logestics UK Limited shall be deemed to be Subsidiaries as if the acquisition of the stock of ITS Supply Corporation had occurred immediately prior to the Closing Date.

          "Transfer" means a sale, transfer, conveyance, assignment or other disposition (or a series of related dispositions), including, without limitation, any transfer pursuant to an option to purchase, any sale or assignment (with or without recourse) of any accounts receivable and any sale and leaseback of assets, of an asset having a net book value as established in accordance with GAAP in excess of $50,000, but excluding any involuntary transfer by operation of law and any transfers of an asset pursuant to any casualty or theft with respect to such asset.

          "Unfunded Vested Liabilities" means, for any Plan at any time, the amount by which the present value of all vested nonforfeitable accrued benefits under such Plan exceeds the fair market value of all Plan assets allocable to such benefits, determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of the Company or any of its Subsidiaries to the PBGC or such Plan.

          "Voting Stock" means capital stock of any class or classes of a corporation the holders of which are ordinarily, in the absence of contingencies, entitled to elect corporate directors (or Persons performing similar functions).

     8.2 Interpretation. The foregoing definitions shall be equally applicable to the singular and plural forms of the terms defined. All references to times of day in this Agreement shall be references to Houston, Texas time unless otherwise specifically provided.

9.   MISCELLANEOUS

     9.1  Communications.

          (a) Method; Address. All communications hereunder or under the Notes shall be in writing, shall be hand delivered, deposited into the United States mail (registered or certified mail), postage prepaid, sent by overnight courier or sent by confirmed facsimile transmission and shall be addressed,

               (i)  if to the Company,
                    Boots & Coots International Well Control, Inc. 5151 San Felipe, Suite 450
                    Houston, Texas  77056
                    Telephone: (713) 621-7911
                    Facsimile: (713) 621-7988

or at such other address as the Company shall have furnished in writing to all holders of the Notes at the time outstanding, and

               (ii) if to any of the holders of the Notes,

                    (A) if such holders are the Purchasers, at their respective addresses set forth on Annex 1 hereto, and further including any parties referred to on such Annex 1 that are required to receive notices in addition to such holders of the Notes, and

                    (B) if such holders are not the Purchasers, at their
               respective addresses set forth in the register for the registration and transfer of Notes maintained pursuant to this Agreement,

or to any such party at such other address as such party may designate by notice duly given in accordance with this Section 9.1 to the Company (which other address shall be entered in such register).

          (b) When Given. Any communication so addressed and deposited in the United States mail, postage prepaid, by registered or certified mail (in each case, with return receipt requested) shall be deemed to be received on the third
(3rd) succeeding Business Day after the day of such deposit (not including the date of such deposit). Any notice so addressed and otherwise delivered shall be deemed to be received when actually received at the address of the addressee.

     9.2 Survival. All warranties, representations, certifications and covenants made by the Company herein or in any certificate or other instrument delivered by it or on its behalf hereunder shall be considered to have been relied upon by you and shall survive the delivery to you of the Notes regardless of any investigation made by you or on your behalf. All statements in any such certificate or other instrument shall constitute warranties and representations by the Company hereunder.

     9.3 Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties hereto. The provisions hereof are intended to be for the benefit of all holders, from time to time, of Notes, and shall be enforceable by any such holder, whether or not an express assignment to such holder of rights hereunder shall have been made by you or your successor or assign.

     9.4. Amendment and Waiver.

          (a) Requirements. This Agreement may be amended, and the observance of any term hereof may be waived, with (and only with) the written consent of the Company and you and the Majority Noteholders (exclusive of Notes held by the Company or any Affiliate at the time outstanding).

          (b)  Solicitation of Noteholders.

               (i) Solicitation. The Company shall not solicit, request or negotiate for or with respect to any proposed waiver or amendment of any of the provisions hereof or the Notes unless each holder of the Notes (irrespective of the amount of Notes then owned by it) shall be provided by the Company with sufficient information to enable it to make an informed decision with respect thereto. Executed or true and correct copies of any waiver or consent effected pursuant to the provisions of this Section 9.4 shall be delivered by the Company to each holder of outstanding Notes forthwith following the date on which the same shall have been executed and delivered by all holders of outstanding Notes required to consent or agree to such waiver or consent.

               (ii) Payment. The Company shall not, directly or indirectly, pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security, to any holder of Notes as consideration for or as an inducement to the entering into by any holder of Notes of any waiver or amendment of any of the terms and provisions hereof unless such remuneration is concurrently paid, or security is concurrently granted, on the same terms, ratably to the holders of all Notes then outstanding.

               (iii)  Scope of Consent.  Any consent made pursuant to this
          Section 9.4 by a holder of Notes that has transferred or has agreed to transfer its Notes to the Company or any Affiliate and has provided or has agreed to provide such written consent as a condition to such transfer shall be void and of no force and effect except solely as to such holder, and any amendments effected or waivers granted or to be effected or granted that would not have been or would not be so effected or granted but for such consent (and the consents of all other holders of Notes that were acquired under the same or similar conditions) shall be void and of no force and effect, retroactive to the date such amendment or waiver initially took or takes effect, except solely as to such holder.

          (c) Binding Effect. Except as otherwise provided in Section 9.4 hereof, any amendment or waiver consented to as provided in this Section 9.4 shall apply equally to all holders of Notes and shall be binding upon them and upon each future holder of any Note and upon the Company whether or not such Note shall have been marked to indicate such amendment or waiver. No such amendment or waiver shall extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon.

          (d) Expenses. The Company shall promptly pay when billed the reasonable expenses relating to the consideration, negotiation, preparation or execution of any amendments, waivers or consents pursuant to the provisions hereof, whether or not any such amendments, waivers or consents are executed and the exercise of any remedies to collect the Notes or the Guaranties or enforce the Security Documents.

     9.5  Payment on Notes.

          (a) Manner of Payment. The Company shall pay all amounts payable with respect to each Note (without any presentment of such Notes and without any notation of such payment being made thereon) by crediting, by federal funds bank wire transfer, the account of the holder thereof in any bank in the United States of America as may be designated in writing by such holder, or in such other manner as may be reasonably directed or to such other address in the United States of America as may be reasonably designated in writing by such holder.

Annex 1 hereto shall be deemed to constitute notice, direction or designation (as appropriate) to the Company with respect to payments as aforesaid. In the absence of such written direction, all amounts payable with respect to each Note shall be paid by check mailed and addressed to the registered holder of such Note at the address shown in the register maintained by the Company pursuant to this Agreement.

          (b) Payments Due on Holidays. If any payment due on, or with respect to, any Note shall fall on a day other than a Business Day, then such payment shall be made on the first Business Day following the day on which such payment shall have so fallen due, provided that if all or any portion of such payment shall consist of a payment of interest, for purposes of calculating such interest, such payment shall be deemed to have been originally due on such first following Business Day, such interest shall accrue and be payable to (but not including) the actual date of payment and the amount of the next succeeding interest payment shall be adjusted accordingly.

          (c) Payments, When Received. Any payment to be made to the holders of Notes hereunder or under the Notes shall be deemed to have been made on the Business Day such payment actually becomes available to such holder at such holder's bank prior to 12:00 noon (local time of such bank).

     9.6 Indemnification. The Company agrees to indemnify each holder of the Notes and their respective shareholders, directors, officers, partners, employees and attorneys (collectively, the "Indemnified Parties"), against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all reasonable attorneys' fees and other reasonable expenses of investigating, defending against claims, litigation or preparation therefor, whether or not such Indemnified Party is a party thereto) which any of them may pay or incur arising out of or relating to (i) any action, suit or proceeding by any third party or governmental authority against such Indemnified Party and relating to any Document or the application or proposed application by the Company of the proceeds of any Note, REGARDLESS OF WHETHER SUCH CLAIMS OR ACTIONS ARE FOUNDED IN WHOLE OR IN PART UPON THE ALLEGED SIMPLE OR CONTRIBUTORY NEGLIGENCE OF ANY OF THE INDEMNIFIED PARTIES AND/OR ANY OF THEIR RESPECTIVE SHAREHOLDERS, DIRECTORS, OFFICERS, PARTNERS, EMPLOYEES OR ATTORNEYS,
(ii) any investigation of any third party or any governmental authority involving any Indemnified Party and related to any use made or proposed to be made by the Company of the proceeds of the Notes, or any transaction financed or to be financed in whole or in part, directly or indirectly with the proceeds of any Note, and (iii) any investigation of any third party or any governmental authority, litigation or proceeding involving any Indemnified Party by virtue of the Documents and related to any environmental cleanup, audit, compliance or other matter relating to any Environmental Law or the presence of any Hazardous Material (including, without limitation, any losses, liabilities, damages, injuries, costs, expenses or claims asserted or arising under any

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

Environmental Law) with respect to the Company or any of its Subsidiaries, regardless of whether caused by, or within the control of, the Company or any of its Subsidiaries; provided, however, that the Company shall not be obligated to indemnify any Indemnified Party for any of the foregoing arising out of such Indemnified Party's gross negligence or willful misconduct.

     9.7 Entire Agreement. The Documents constitute the entire understanding among the Company, the Guarantors and the Purchasers and supersede all earlier or contemporaneous agreements, whether written or oral, concerning the subject matter of the Documents. THIS WRITTEN AGREEMENT TOGETHER WITH THE OTHER DOCUMENTS REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

     9.8 Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY NOTE, ANY OTHER DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY.

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

     9.9 Duplicate Originals, Execution in Counterpart. Two (2) or more duplicate originals hereof may be signed by the parties, each of which shall be an original but all of which together shall constitute one and the same instrument. This Agreement may be executed in one or more counterparts and shall be effective when at least one counterpart shall have been executed by each party hereto, and each set of counterparts that, collectively, show execution by each party hereto shall constitute one duplicate original.

     [REMAINDER OF PAGE INTENTIONALLY BLANK; NEXT PAGE IS SIGNATURE PAGE.]

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     If this Agreement is satisfactory to you, please so indicate by signing the acceptance of the foot of a counterpart hereof and returning such counterpart to the Company, whereupon this Agreement shall become binding between us in accordance with its terms.

                                        Very truly yours,

                                        BOOTS & COOTS INTERNATIONAL
                                         WELL CONTROL, INC.


                                        By:____________________________
                                        Name:__________________________
                                        Title:_________________________

Accepted:

MAIN STREET MERCHANT PARTNERS II, L.P.


By: _______________________________
  Vince D. Foster, Managing Director

GENEVA ASSOCIATES, L.L.C.

By: _______________________________
  Tracy Scott Turner, Principal



[Signature page for NOTE PURCHASE AGREEMENT dated as of January 2, 1998, of Boots & Coots International Well Control, Inc. in connection with the issuance of its 10.0% Senior Secured Notes due May 2, 1998]

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